                           PURCHASE AND SALE AGREEMENT

                            dated as of June 12, 1996

                                     between

                                CROWN PAPER CO.,
                                    as Seller

                                       and

                        CROWN PAPER FUNDING CORPORATION,
                                  as Purchaser

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                    ARTICLE I

                               CERTAIN DEFINITIONS

1.1  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . .      1


                                   ARTICLE II

                        PURCHASE AND SALE OF RECEIVABLES

2.1  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . .      3
2.2  Purchase Price Adjustment; Repurchase . . . . . . . . . . . . . .      4


                                   ARTICLE III

                          ADMINISTRATION OF RECEIVABLES

3.1  Administration of Receivables . . . . . . . . . . . . . . . . . .      5
3.2  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .      6


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.1  Representations and Warranties of
        CPFC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
4.2  Representations and Warranties of
        the Seller . . . . . . . . . . . . . . . . . . . . . . . . . .      7


                                    ARTICLE V

                             CONDITIONS TO PURCHASE

5.1  Conditions to CPFC's Obligation
        to Purchase. . . . . . . . . . . . . . . . . . . . . . . . . .     12


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

                                                                           Page
                                                                           ----

                                   ARTICLE VI

                             COVENANTS OF THE SELLER

6.1  General Information . . . . . . . . . . . . . . . . . . . . . . .     12
6.2  Information Regarding the Receivables . . . . . . . . . . . . . .     15
6.3  Books and Records . . . . . . . . . . . . . . . . . . . . . . . .     15
6.4  Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . .     16
6.5  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
6.6  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . .     16
6.7  No Adverse Interests. . . . . . . . . . . . . . . . . . . . . . .     16
6.8  No Modification of Receivables. . . . . . . . . . . . . . . . . .     16
6.9  No Change in Business or Policy . . . . . . . . . . . . . . . . .     17
6.10 Preservation of Corporate Existence . . . . . . . . . . . . . . .     17
6.11 No Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
6.12 Lockbox Accounts. . . . . . . . . . . . . . . . . . . . . . . . .     17
6.13 Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . . .     18
6.14 Covenants of CPFC . . . . . . . . . . . . . . . . . . . . . . . .     18


                                   ARTICLE VII

                                  MISCELLANEOUS

7.1  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
7.2  Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . .     19
7.3  No Implied Waivers; Cumulative Remedies . . . . . . . . . . . . .     20
7.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
7.5  Costs and Expenses. . . . . . . . . . . . . . . . . . . . . . . .     20
7.6  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
7.7  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . .     20
7.8  No Bankruptcy Petition. . . . . . . . . . . . . . . . . . . . . .     20
7.9  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
7.10 Governing Law; Submission to Jurisdiction . . . . . . . . . . . .     21
7.11 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .     21



Appendix I          Net Purchase Price of Receivables
Appendix II         Daily Reconciliation of Intercompany Transactions

Schedule 4.2(a)
Schedule 4.2(e)


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


                           PURCHASE AND SALE AGREEMENT


          PURCHASE AND SALE AGREEMENT, dated as of June 12, 1996, between CROWN PAPER CO., a Virginia corporation, as Seller (the "Seller"), and CROWN PAPER FUNDING CORPORATION, a Virginia corporation, as Purchaser ("CPFC").

                                    RECITALS

        WHEREAS, in the ordinary course of its business the Seller generates trade receivables from the sale of goods and services; and


        WHEREAS, the Seller and CPFC wish to set forth the terms pursuant to which receivables are to be sold by the Seller to CPFC;

        NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

        1.1 CERTAIN DEFINITIONS. Terms not defined in this Agreement shall have the meanings set forth in the Receivables Purchase Agreement (as defined below). As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

        "Agreement" means this Purchase and Sale Agreement, as amended from time to time.

        "Bankruptcy Suspension Period" means, with respect to CPC, the period beginning on the day on which an involuntary case or other proceeding against CPC seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of CPC or any substantial part of its property is commenced and ending on the day such proceeding is dismissed; PROVIDED that if such proceeding is not controverted within 20 days of commencement and dismissed within 60 days of commencement then such commencement shall become an Event of Bankruptcy (and the provisions of Section 7.2 of the Receivables Purchase Agreement shall apply) on the earlier of 21 days from the day of commencement (in the case of controversion) or 61 days from the day of commencement (in the case of dismissal).

        "Consolidated Subsidiary" means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Seller in its consolidated financial statements if its consolidated financial statements were prepared as of such date.

        "Eligibility Criteria" means the requirements of paragraph (a) of the definition of "Eligible Receivable" in the Receivables Purchase Agreement.

        "Final Purchase Date" means the earliest of (i) the date specified by either party hereto, upon written notice to the other party hereto, as the last day on which Receivables are to be purchased hereunder, (ii) the Business Day on which Commitments terminate pursuant to Section 7.2 of the Receivables Purchase Agreement, and (iii) the Business Day preceding the day on which any Event of Bankruptcy occurs with respect to Holdings, the Seller or CPFC.

        "Material Adverse Effect" means (i) any material adverse effect upon the condition (financial or otherwise), results of operations, properties, assets, business, or prospects of CPC and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the CPC or any other Person to consummate the transactions contemplated hereby to occur on the Closing Date; (iii) a material adverse effect on the ability of CPC to perform its obligations under this Agreement or any other Program Document or (iv) a material adverse effect on the rights and remedies of the Agents and the Buyers under this Agreement or any other Program Document.

        "Purchase Price" means, with respect to a Receivable or Receivables, the price paid by CPFC to the Seller in consideration of the sale of such Receivable or Receivables pursuant to Section 2.1(c) of this Agreement.

        "Receivables Purchase Agreement" means the Receivables Purchase Agreement, dated as of June 12, 1996, among CPFC, CPC, as Servicer, the financial institutions party thereto, as Buyers, Morgan Guaranty, as Administrative Agent, and Morgan Guaranty Trust

     Company of New York, as Structuring and Collateral Agent, as amended from time to time.


                                   ARTICLE II

                        PURCHASE AND SALE OF RECEIVABLES

          2.1  PURCHASE AND SALE.

          (a) GENERAL. Pursuant and subject to the terms and conditions hereof, the Seller hereby agrees to sell to CPFC, and CPFC hereby agrees to purchase from the Seller, all of the Seller's right, title and interest in, to and under (i) each and every Receivable outstanding as of the Closing Date and thereafter arising through the close of business on the Final Purchase Date,
(ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, (iv) all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) relating thereto and (v) all proceeds of the foregoing; PROVIDED that during a Bankruptcy Suspension Period, the Seller shall not sell to CPFC, and CPFC shall not purchase from the Seller, any Receivables, or any Related Security, Collections, books and records or proceeds with respect thereto.

          (b) SALE WITHOUT RECOURSE. Subject only to the provisions of Section 2.2, the sale of Receivables by the Seller hereunder shall be without recourse.

          (c) PURCHASE PRICE. In consideration of the sale of Receivables by the Seller to CPFC pursuant to this Agreement, CPFC shall pay to Seller, on the Closing Date and each Business Day thereafter, a Purchase Price for all Receivables first booked on such Business Day (or, in the case of the purchase on the Closing Date, all outstanding Receivables) in an amount equal to the outstanding face amount of all such Receivables which the Seller has certified meet the Eligibility Criteria, less adjustments for (i) an interest component, taking into account the maturity of such Receivables, (ii) an amount representing the historical losses on similar Receivables and (iii) an amount representing a servicing fee, such Purchase Price to be calculated in accordance with Appendix I hereto. The parties hereto represent that the Purchase Price so calculated constitutes and represents an arm's-length fair market value price for the Receivables sold. Receivables transferred from the Seller to CPFC which do not meet the Eligibility Criteria on the date of transfer shall be deemed contributed to the capital of CPFC. At the request of the Seller, CPFC agrees to cause the Buyers to make Incremental Purchases pursuant to the Receivables Purchase Agreement which purchase price for such Incremental Purchase shall be payable in Dollars. The Purchase Price for each Receivable shall be payable (x) to the extent of cash available to CPFC, in Dollars, or (y) to the extent cash is not so available, by crediting CPC with a capital contribution (which capital contribution may be in the form of Receivables).


          (d) TRUE SALE. The Seller and CPFC intend the sales of the Receivables hereunder to be true sales of all of the Seller's right, title and interest in, to and under such Receivables, providing CPFC with the full benefits of ownership of the same, and the Seller and CPFC do not intend this transaction to be, or for any purpose to be characterized as, a loan secured by such Receivables. If despite such intention, a court characterizes the sale of Receivables hereunder as a loan rather than a true sale, then the Seller hereby grants to CPFC a first priority perfected security interest in, to and under all of the Seller's right, title and interest in, to and under each and every Receivable outstanding on the Closing Date or arising on and after the Closing Date through the close of business on the Final Purchase Date, together with all Related Security with respect thereto, all Collections with respect thereto, all books and records with respect thereto and all proceeds of the foregoing, for the purpose of securing the rights of CPFC under this Agreement.

          2.2  PURCHASE PRICE ADJUSTMENT; REPURCHASE.

          (a) The Seller hereby agrees that if (x) the Seller's representation and warranty made pursuant to Section 5.1 is incorrect when made at the time of the purchase of a Receivable, (and the provisions of subsection (c) below do not apply) or (y) a Receivable certified as meeting the Eligibility Criteria on the date of purchase thereafter becomes evidenced in a form (such as a promissory note) as to which filing is not the appropriate method of perfection under the UCC, the Seller shall, within two Business Days of discovery by or notice to the Seller of such fact, make payment to CPFC, or credit the Purchase Price otherwise payable by CPFC hereunder on such day, in an amount equal to the then Outstanding Balance of such Receivable. Such Receivable shall not be reconveyed to the Seller but an amount equal to Collections subsequently received in respect thereof shall be paid over promptly to the Seller after receipt.

          (b) If on any day the Outstanding Balance of a Receivable certified as meeting the Eligibility Criteria on the date of purchase (and not subsequently the subject of an adjustment under subsection (a) above) is reduced or canceled as a result of any Dilution Factor, the Seller shall, on such day (or, if such day is not a Business Day, the next succeeding Business Day), make payment to CPFC, or credit the Purchase Price otherwise payable by CPFC hereunder on such day, in the amount of such reduction or cancellation.

          (c) If at any time, CPFC does not (except due to circumstances described in clause (y) of subsection (a) above) have a perfected ownership interest in any Receivable certified as meeting the Eligibility Criteria on the date of purchase, free and clear of any Adverse Interest, then the Seller shall purchase such Receivable from CPFC for an amount equal to the aggregate then Outstanding Balance thereof within two Business Days of discovery by or notice to the Seller of such fact. With respect to all Receivables repurchased by the Seller, CPFC shall, against receipt of the purchase price therefor, assign, without recourse, representation or warranty, to the Seller all of CPFC's right, title and interest in and to such Receivables. CPFC shall execute such documents and instruments of transfer and assignment prepared by the Seller and take such other actions as shall be reasonably requested by the Seller to effect the reconveyance of such Receivables. The Seller shall thereafter assure that Collections with respect to such Receivables shall not be commingled with the Collections on the Receivables continued to be owned by it.


                                   ARTICLE III

                          ADMINISTRATION OF RECEIVABLES

          3.1  ADMINISTRATION OF RECEIVABLES.

          (a) Consistent with CPFC's ownership of the Receivables, CPFC shall be responsible for servicing, administering and collecting the Receivables, and the Seller, as seller, shall have no obligation whatsoever in this regard; PROVIDED that nothing shall prevent CPFC from engaging the services of any Person, including CPC, to service, administer and collect the Receivables as Servicer. The Seller hereby grants to CPFC an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps necessary or desirable, as determined by CPFC, to collect all amounts due under any Receivable, including, without limitation, endorsing the name of the Seller on checks and other instruments representing Collections, enforcing such Receivables and the related Contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as the Seller would have been entitled.

          (b) Upon CPFC's request, the Seller shall promptly deliver or make available to CPFC all records relating to the Receivables, and, in either case, shall hold all such records in trust for CPFC. The Seller will clearly indicate in its corporate records that Receivables are owned by CPFC or otherwise mark its records relating to Receivables with a legend evidencing that CPFC has purchased and owns such Receivables.

          (c) The Seller shall hold in trust for the benefit of the Buyers any Collections received directly by the Seller with respect to any Receivables and shall deposit such Collections in the Collection Account within two Business Days of the receipt thereof.

          3.2  FURTHER ASSURANCES.

          (a) The Seller shall, from time to time at its own expense, do and perform any and all acts and execute and deliver any and all instruments and documents (including, without limitation any amendment, supplement or continuation of any financing statements and continuation statements under the UCC, the execution of any instrument of transfer, the giving of notice of the sale of Receivables hereunder to any Obligor and the making of notations in the records) as may be necessary, or as may be reasonably requested by CPFC, in order to perfect, protect or more fully evidence the purchase of Receivables by CPFC pursuant to this Agreement and to protect the interests of CPFC in the Receivables against all Persons whomsoever. To the fullest extent permitted by applicable law, CPFC shall be permitted to sign and file financing and continuation statements with respect to the Receivables and amendments thereto without the Seller's execution thereof. In furtherance of the foregoing, the Seller hereby constitutes and appoints CPFC its true and lawful attorney, with full power of substitution, in the name of the Seller, to execute and file financing and continuation statements.

          (b) The Seller shall not change its name, identity, corporate structure (within the meaning of Section 9-402(7) of the UCC) or relocate its chief executive office or any office where records are kept to a different city or county unless it shall have (i) given CPFC at least 30 days' prior written notice thereof and (ii) delivered an opinion of counsel (which counsel and which opinion shall be satisfactory to CPFC) to the effect that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be recorded or filed in order to perfect and protect the interest of CPFC in the Receivables, for the period specified in such opinion, against all creditors of and purchasers from the Seller have been filed in each filing office necessary for such purpose and that all filing fees and taxes, if any, payable in connection with such filings have been paid in full. The Seller shall at all times maintain its chief executive office within a jurisdiction of the United States in which Article 9 of the Uniform Commercial Code (1972 or later revision) is in effect.

          (c) The Seller agrees that, subject to applicable laws, CPFC shall have the right, if the Seller fails to do so, to do all such acts and things as it may deem necessary to protect the interests of CPFC, including, without limitation, confirmation and verification of the existence, amount and status of the Receivables and collection and enforcement of the Receivables, and that the Seller shall cooperate fully to give effect to the foregoing.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          4.1  REPRESENTATIONS AND WARRANTIES OF CPFC.

          CPFC hereby makes the representations and warranties set forth in
Section 5.2 of the Receivables Purchase Agreement.

          4.2  REPRESENTATIONS AND WARRANTIES OF THE SELLER.

          The Seller hereby represents and warrants that:

          (a) CORPORATE EXISTENCE AND POWER. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for such licenses, authorizations, consents and approvals listed on Schedule 4.2(a) hereto or the absence of which, in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

          (b) CORPORATE AND GOVERNMENTAL AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Seller of the Program Documents to which it is a party are within the corporate powers of the Seller, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by the Program Documents) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Seller or of any agreement or instrument evidencing Debt or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Seller (except for any such contravention or default as shall have been effectively waived) or result in the creation or imposition of any Lien on any asset of the Seller (except as contemplated by the Program Documents).

          (c) BINDING EFFECT. Each of the Program Documents to which the Seller is a party constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) FINANCIAL INFORMATION. (i) The consolidated balance sheet of the Seller and its Consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of operations, cash flows and changes in equity for the fiscal year then ended, reported on by Coopers & Lybrand L.L.P., copies of which have been delivered to each of the Buyers, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Seller and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

         (ii) The unaudited consolidated balance sheet of the Seller and its Consolidated Subsidiaries as of March 31, 1996 and the related unaudited consolidated statements of operations, cash flows and changes in equity for the three months then ended, copies of which have been delivered to each of the Buyers, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in paragraph (i) of this subsection (d), the consolidated financial position of the Seller and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).

        (iii) Since March 31, 1996, there has been no material adverse change in the business or financial position of the Seller and its Consolidated Subsidiaries, considered as a whole, or in its ability to perform its obligations under the Program Documents.

          (e) LITIGATION. There is no action, suit or proceeding pending against, or to the knowledge of the Seller threatened against or affecting, the Seller or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which has, or, if adversely determined, could reasonably be expected to have, (i) except as set forth on Schedule 4.2(e) hereto, a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Seller and its Consolidated Subsidiaries, considered as a whole, or (ii) an effect described in clauses (ii) through (iv) of the definition of "Material Adverse Effect" or which in any manner draws into specific question the validity or enforceability of the Program Documents.

          (f) ENVIRONMENTAL COMPLIANCE. (i) Except as set forth on Schedule 4.2(f) hereto, or to the extent that the liabilities of the Seller and its Subsidiaries, taken as a whole, that relate to or could result from the matters referred to in clauses (1) through (3), inclusive, would not reasonably be expected to result in a Material Adverse Effect:

          (1) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed nor, to the Seller's knowledge, is any investigation or review pending or threatened by any governmental or other entity with respect to any (A) alleged violation by the Seller or any Subsidiary of any Environmental Law, (B) alleged failure by the Seller or any Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (C) generation, storage, treatment, disposal, transportation or Release of Hazardous Substances;

          (2) no Hazardous Substance has been Released (and no written notification of such Release has been filed) or is present (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Seller or any Subsidiary; and

          (3) no property now or previously owned, leased or operated by the Seller or any Subsidiary or any property to which the Seller or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

         (ii) Except as set forth on Schedule 4.2(f) hereto, there are no Environmental Liabilities that have resulted or could reasonably be expected to result in a Material Adverse Effect.

        (iii) For purposes of this Section, the terms "Seller" and "Subsidiary" shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Seller or any Subsidiary of the Seller.

          (g) COMPLIANCE WITH ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

          (h) TAXES. The Seller and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Seller or any Subsidiary, except for taxes which are being contested in good faith and with respect to which appropriate reserves are being maintained. The charges, accruals and reserves on the books of the Seller and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Seller, adequate.

          (i) REGULATORY RESTRICTIONS. The Seller is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor is it a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (j) PERFECTION INFORMATION. As of the Closing Date: (i) the information set forth regarding the Seller in the Perfection Certificate attached as Exhibit M-1 to the Receivables Purchase Agreement is true and correct, and (ii) no Receivables arise from the sale of goods by any Subsidiary or other Affiliate of the Seller or any other Person other than the Seller or an Eligible Subsidiary.

          (k) RECEIVABLES INFORMATION. All information, including the Receivables Information Memorandum, furnished by the Seller or the Servicer (to the extent that the Servicer, if not the Seller, is an Affiliate of the Seller) to the Agents or any Buyer in writing for purposes of or in connection with this Agreement or any of the other Program Documents or any transaction contemplated hereby is, taken as whole and in light of the circumstances under which such information is furnished, true and accurate in all material respects on the date as of which such information is stated or certified. It is understood that the foregoing representation and warranty is limited to the extent that any projections or forecasts are represented to be based upon reasonable estimates believed by the Seller to be accurate in all material respects, but are not warranted to be obtainable.

          (l) MARGIN REGULATIONS. None of the funds provided by CPFC hereunder will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

          (m) SOLVENCY. The Seller is not insolvent and will not be insolvent following the consummation of the transactions contemplated by this Agreement. CPFC will have given reasonable equivalent and fair value to the Seller in consideration for the transfer to CPFC of each Receivable, and such transfer will not have been made for or on account of an antecedent debt owed by the Seller to CPFC.

          (n) LABOR MATTERS. There are no strikes or other labor disputes pending or, to the knowledge of the Seller, threatened, against the Seller or any of its Subsidiaries which have, or could reasonably be expected to have, a Material Adverse Effect. The Seller and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, except for violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

          (o) LOCATION. The principal place of business and chief executive office of the Seller are located at its address set forth in the Perfection Certificate attached as Exhibit M-1 to the Receivables Purchase Agreement or at such other address as changed in accordance with Section 3.2(b).


                                    ARTICLE V

                             CONDITIONS TO PURCHASE

          5.1  CONDITIONS TO CPFC'S OBLIGATION TO PURCHASE.

          The obligation of CPFC to purchase Receivables on any date pursuant to
Section 2.1 is subject to the condition that the Seller shall have certified to CPFC the Outstanding Balance of all Receivables to be purchased on such date which meet the Eligibility Criteria on and as of such date (such certificate to constitute a representation and warranty by the Seller to such effect).


                                   ARTICLE VI

                             COVENANTS OF THE SELLER

          The Seller covenants that:

          6.1   GENERAL INFORMATION.

          Promptly upon becoming aware thereof, the Seller shall give CPFC notice of any event or condition which could reasonably be expected to have a material adverse effect on the collectibility of a material amount of the Receivables or the ability of the Servicer to service such Receivables or the ability of the Seller to perform its obligations under the Program Documents. In order to verify compliance with this Section and otherwise verify compliance with this Agreement, the Seller shall furnish the following to CPFC:

          (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, the consolidated balance sheet of the Seller and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in stockholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Coopers & Lybrand L.L.P. or other independent public accountants of nationally recognized standing;

          (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Seller, a consolidated balance sheet of the Seller and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations, cash flows and changes in stockholders' equity for such quarter and for the portion of the Seller's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Seller;

          (c) together with the financial statements required in clauses (a) and (b) above, a certificate of its chief financial officer or chief accounting officer stating that, as of the date of the relevant financial statements, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof;

          (d) as soon as reasonably practicable after any senior financial officer of the Seller obtains knowledge of the commencement of, or of a threat of the commencement of, an action, suit or proceeding against the Seller or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which, in its reasonable judgment, could have a material adverse effect on the collectibility of the Receivables or its ability to perform its obligations under Program Documents, a certificate of a senior financial officer of the Seller setting forth the nature of such pending or threatened action, suit or proceeding and such additional information with respect thereto as may be reasonably requested by CPFC or any Buyer;

          (e) promptly upon any officer of the Seller becoming aware of any occurrence which such officer knows to constitute a Termination Event or Potential Termination Event, a certificate of the chief financial officer or chief accounting officer setting forth the details thereof and the action which the Seller is taking or proposes to take with respect thereto;

          (f) not later than one Business Day after receiving notice thereof, notice of any reduction, suspension or withdrawal of the rating assigned by S&P to the Buyers' Certificates;

          (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; PROVIDED that the Seller shall not be required to deliver to CPFC a copy of any notice pursuant to this clause (i) with respect to any "reportable event" arising solely as a result of the transactions contemplated by the Contribution Agreement; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice;
     (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application;
     (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;
     (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or

     Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Seller setting forth details as to such occurrence and action, if any, which the Seller or applicable member of the ERISA Group is required or proposes to take;

          (h) promptly upon the mailing thereof to the security holders of Holdings or the Seller generally, copies of all financial statements, reports and proxy statements so mailed;

          (i) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which Holdings or the Seller shall have filed with the Securities and Exchange Commission; and

          (j) promptly, upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon the Seller's obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Seller or any of its Subsidiaries, (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case in which there is a reasonable likelihood of an adverse decision or determination which could result in a Material Adverse Effect.

          6.2  INFORMATION REGARDING THE RECEIVABLES.

          The Seller shall furnish to CPFC such information with respect to the Receivables as CPFC may request.

          6.3  BOOKS AND RECORDS.

          The Seller will keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities.

          6.4  ACCOUNTING TREATMENT.

          For accounting purposes, the Seller shall treat each purchase made hereunder as a sale of the Receivables subject thereto.

          6.5  DISCLOSURE.

          The Seller agrees that it shall make clear disclosure in its financial statements (or in the footnotes thereto) that it has sold the Receivables to CPFC.

          6.6  COMPLIANCE WITH LAWS.

          The Seller shall comply in all material respects with all laws applicable to it except (A) where the failure so to comply would not reasonably be expected to have a material adverse effect on (i) the interests of CPFC hereunder or the Buyers under the Receivables Purchase Agreement or (ii) its ability to perform its obligations under the Program Documents or (B) where the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

          6.7  NO ADVERSE INTERESTS.

          The Seller will not cause or permit any of the Receivables, or any Related Security, any Collections, any books and records in relation thereto or any proceeds of the foregoing or any Lockbox or Lockbox Account or the Collection Account to be sold, pledged, assigned or transferred or to be subject to an Adverse Interest.

          6.8  NO MODIFICATION OF RECEIVABLES.

          The Seller shall not do anything to modify the terms of any Receivable, except in accordance with the Credit and Collection Policy, if such modification would materially adversely affect CPFC or cause a Termination Event, or otherwise materially impair the rights of CPFC hereunder or the Buyers under the Receivables Purchase Agreement; PROVIDED that (i) the Seller may grant, or permit to be granted, to the Obligor under any Receivable, any Dilution Factor which the Seller in good faith believes is justified, subject to the provisions of Section 3.9(c) of the Receivables Purchase Agreement and
Section 2.2 hereunder, and (ii) the Seller may take or permit to be taken such action to collect Receivables as it may deem advisable, including resale of any repossessed, returned or rejected goods and rescheduling through extension or otherwise of payments due under any Receivable so long as such action is consistent with the Seller's historical collection practices as modified from time to time in accordance with Section 6.9.

          6.9  NO CHANGE IN BUSINESS OR POLICY.

          The Seller shall not change the fundamental nature of its business or the Credit and Collection Policy in a manner that would materially adversely affect CPFC or materially impair the collectibility of the Receivables (it being understood that the Seller may amend the Credit and Collection Policy as long as such amendment does not materially adversely affect CPFC or materially impair the collectibility of the Receivables.

          6.10  PRESERVATION OF CORPORATE EXISTENCE.

          Except as permitted pursuant to Section 6.11 hereof, the Seller shall preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of CPFC hereunder or (ii) its ability to perform its obligations under the Program Documents.

          6.11  NO MERGERS.

          The Seller will not consolidate or merge with or into any other corporation or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets; PROVIDED that the Seller may merge with another corporation if (x) such corporation is not CPFC and none of the capital stock of such corporation is owned by CPFC, (y) the Seller is the surviving corporation in such merger and (z) after giving effect to such merger, no Termination Event or Potential Termination Event shall have occurred and be continuing.

          6.12  LOCKBOX ACCOUNTS.

          The Seller agrees that it shall direct Obligors with respect to the Receivables to cause all Collections to be either (i) mailed directly to a Lockbox with a Qualified Bank which has entered into a Lockbox Agreement governing such Lockbox and the related Lockbox Account (which shall be a separate and segregated account) pursuant to the Receivables Purchase Agreement or (ii) electronically transferred to a Lockbox Account or the Collection Account.

          6.13  PAYMENT OF TAXES.

          The Seller will promptly pay and discharge all Federal and state taxes, assessments and governmental charges or levies imposed upon it or upon its income or profit or upon any property belonging to it, unless (i) such tax, assessment, charge or levy shall not at the time be due and payable or can be paid thereafter without penalty, or (ii) the amount, applicability or validity thereof shall be currently contested in good faith by appropriate proceedings and adequate reserves with respect to such tax, assessment, charge or levy shall have been established in accordance with GAAP.

          6.14  COVENANTS OF CPFC.

          The Seller agrees, as relevant, that it shall comply with, and to cause CPFC to comply with, Section 3.3 of the Receivables Purchase Agreement.


                                   ARTICLE VII

                                  MISCELLANEOUS

          7.1  INDEMNITY.

          The Seller agrees to indemnify, defend and hold harmless CPFC and its directors, officers, employees and agents (each an "indemnitee"), other than for the indemnitee's own gross negligence or willful misconduct, forthwith on demand, from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, all reasonable attorneys' fees and expenses and expenses of settlement, litigation or preparation therefor) which such indemnitee may incur or which may be asserted against such indemnitee by any Person (including, without limitation, any Obligor) arising from or incurred in connection with:

          (i) any breach of a representation, warranty or covenant by the Seller made or deemed made hereunder or in connection herewith or the transactions contemplated hereby,

         (ii) any action taken or, if the Seller is otherwise obligated to take action, failed to be taken, by the Seller with respect to the Receivables or any of its obligations hereunder, including, without limitation, the Seller's failure to comply with an applicable law or regulation,

        (iii) any failure attributable to the Seller to vest and maintain vested in CPFC an ownership interest in the Receivables, free and clear of all Adverse Interests,

         (iv) any products liability claim arising out of or relating to the Receivables or the related Contracts,

          (v) any failure to pay when due any taxes required to be paid by the Seller, including without limitation any sales tax, excise tax or other similar tax or charge payable in connection with the Receivables and their creation or satisfaction,

         (vi) any dispute, suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order (including any such suit, action, claim or proceeding alleging a violation of any Federal or state securities laws, on tort, on contract or otherwise) before any court, arbitral panel, or other tribunal which arises out of or relates to the Receivables or related Contracts, or the use of the proceeds of the sale of the Receivables pursuant hereto,

        (vii)  any Environmental Liabilities, or

       (viii) any amount required to be paid by CPFC pursuant to Section 2.4 of the Receivables Purchase Agreement or any indemnity required to be paid by CPFC pursuant to Section 9.3, 9.4 and 10.3 of the Receivables Purchase Agreement.

It is expressly agreed and understood by the parties hereto that such indemnification is not intended to constitute a guarantee of the collectibility or payment of the Receivables purchased hereunder.

          7.2  AMENDMENT AND WAIVER.

          Subject to Section 7.9, this Agreement may be amended, or the provisions hereof waived, from time to time by a written amendment or waiver duly executed and delivered by the Seller and CPFC.

          7.3  NO IMPLIED WAIVERS; CUMULATIVE REMEDIES.

          No course of dealing and no delay or failure of CPFC in exercising any right, power or privilege under the Program Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of CPFC under the Program Documents are cumulative and not exclusive of any rights or remedies which CPFC would otherwise have.

          7.4   NOTICES.

          All communications and notices pursuant hereto to either party shall be given in accordance with Section 10.1 of the Receivables Purchase Agreement.

          7.5  COSTS AND EXPENSES.

          The Seller will pay all expenses incident to the performance of its obligations under this Agreement and the Seller agrees to pay all reasonable out-of-pocket costs and expenses of CPFC in connection with the perfection as against third parties of CPFC's right, title and interest in and to the Receivables and the enforcement of any obligation of the Seller hereunder.

          7.6  SURVIVAL.

          This Agreement shall continue in full force and effect so long as any Receivables remain outstanding; PROVIDED that Section 7.1 shall survive termination of this Agreement.

          7.7  WAIVER OF JURY TRIAL.

          EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          7.8  NO BANKRUPTCY PETITION.

          The Seller hereby covenants and agrees that, prior to the date which is one year and one day after the Final Payment Date, it will not institute against, or join any other Person in instituting against, CPFC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any State of the United States.

          7.9  ASSIGNMENT.

          (a) The Seller acknowledges that CPFC will, pursuant to the Receivables Purchase Agreement, convey an ownership interest in the Receivables to the Buyers and assign all of its rights and remedies under this Agreement to the Collateral Agent as security for its obligations under the Receivables Purchase Agreement, and that, without limiting the generality of the foregoing, the representations and warranties contained in this Agreement and the rights of CPFC under Section 2.2 hereof and the indemnification provisions of Section 7.1 hereof are intended to benefit the Agents and the Buyers as third party beneficiaries. The Seller hereby consents to such conveyances and such assignment and to the terms of the Receivables Purchase Agreement and further acknowledges that pursuant to the Receivables Purchase Agreement the consent of the Required Buyers and reaffirmation by S&P of the rating assigned to the Buyers' Certificates on the Closing Date is required in respect of amendments hereof and waivers by CPFC of its rights hereunder.

          (b) The Seller shall not assign any of its rights or obligations hereunder.

          7.10  GOVERNING LAW; SUBMISSION TO JURISDICTION.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          (b) The Seller and CPFC each hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Seller and CPFC each waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          7.11  COUNTERPARTS.

          This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first above written.


                              CROWN PAPER CO.



                              By /s/ Christopher M. McLain
                                -------------------------------------
                                Name: Christopher M. McLain
                                Title: Senior Vice President
                                       and General Counsel,
                                       Secretary




                              CROWN PAPER FUNDING
                                CORPORATION


                              By /s/ Christopher M. McLain
                                 -------------------------------------
                                Name:  Christopher M. McLain
                                Title:  Vice President and
                                        Secretary




                                       23